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                      [LETTERHEAD OF MOBIL CORPORATION]

                                                                     Exhibit 5.2


                                              May 8, 1996



Mobil Corporation
3225 Gallows Road
Fairfax, Virginia 22037

Mobil G.B. 388 Finance Inc.
3225 Gallows Road
Fairfax, Virginia 22037


                               MOBIL CORPORATION
                          MOBIL G.B. 388 FINANCE INC.
                 PASS THROUGH TRUST CERTIFICATES SERIES 1995-B
                 ---------------------------------------------

Ladies and Gentlemen:

          I am Assistant General Counsel of Mobil Corporation, a Delaware corporation (the "Guarantor") and a member of the Guarantor's Office of General Counsel, which has acted as counsel to the Guarantor and its wholly-owned subsidiary Mobil G.B. 388 Finance Inc., a Delaware corporation ("MGB"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-4 (the "Registration Statement") to register with the Commission (i) Pass Through Certificates, Series 1995 B-1 through 1995 B-6 (the "New Certificates"), and a guaranty with respect thereto, dated as of December 12, 1995 (the "Guaranty"), by and among the Guarantor and the Corporate Owner Trustee, the Individual Owner Trustee, the Corporate Indenture Trustee, the Individual Indenture Trustee, the Pass Through Trustee, the Owner Participant (each as defined therein), and the holders from time to time of Certificates (as hereinafter defined) as Beneficiaries (as defined therein), and (ii) an offer to exchange the same for a like principal amount of issued and outstanding Pass Through Certificates, Series 1995 A-1 through 1995 A-6 (the "Old Certificates" and together with the New Certificates, the "Certificates") issued under six separate Pass Through Trust Agreements,
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each dated as of December 12, 1995 (each a "Pass Through Trust Agreement"), among the Guarantor, MGB and First Security Bank of Utah, National Association, as Pass Through Trustee. Capitalized terms used herein and not otherwise defined herein are used as defined in the Pass Through Trust Agreements.

          I or attorneys under my supervision have examined and are familiar with (a) the Certificates of Incorporation and By-Laws of the Guarantor and MGB,
(b) resolutions of the Board of Directors of MGB adopted by unanimous written consent on December 6, 1995, (c) resolutions of the Board of Directors of the Guarantor duly adopted on January 31, 1986, June 26, 1987 and April 26, 1996, and (d) a Power of Attorney executed by the Senior Vice President of the Guarantor on December 6, 1995.

          There have similarly been examined original or copies, certified or otherwise satisfactorily identified, of all such agreements and other instruments, certificates of public officials, certificates of the Guarantor and MGB and such other documents as I or attorneys under my supervision have deemed relevant and necessary as the basis of the opinions hereinafter set forth. In making such examination, I or attorneys under my supervision have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals or certified documents, and the conformity with the originals or certified documents of all documents submitted to me as conformed, photostat or other copies.

          Based upon the foregoing and subject to the matters hereinafter set forth, I am of the opinion that:

          1. The Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

          2. MGB has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

          3. The Guarantor has full corporate power and authority to execute, deliver and perform its obligations under the Guaranty and the Pass Through Trust Agreements and the Guaranty and the Pass Through Trust Agreements have been duly authorized, executed and delivered by the Guarantor and are the legal, valid and binding obligations of the Guarantor enforceable in accordance with their respective terms.

          4. MGB has full corporate power and authority to execute, deliver and perform its obligations under the Pass Through Trust Agreements and the Pass Through Trust Agreements have been duly authorized, executed and delivered by MGB, and are the legal, valid and binding obligations of the Lessee enforceable in accordance with their respective terms.

          5. The Guarantor has duly authorized the taking of any and all action necessary to carry out and give effect to the transactions contemplated to be performed on its part by the Guaranty and the Pass Through Trust Agreements.

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          6.  MGB has duly authorized the taking of any and all action necessary to carry out and give effect to the transactions contemplated to be performed on its part by the Pass Through Trust Agreements.

          The opinions expressed in paragraph 3 and 4 above are qualified to the extent that the enforceability of the rights and remedies set forth in the Guaranty and the Pass Through Trust Agreements may be limited by bankruptcy, insolvency or other similar laws affecting creditor's rights generally or by principles of equity.

          I am a member of the bars of the State of New York and the Commonwealth of Virginia and am not an expert in and express no opinion as to the laws of other jurisdictions other than the federal law of the United States and the corporate law of the State of Delaware.

          I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters." In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

                                              Very truly yours,

                                              /s/ Ralph N. Johanson, Jr.

                                              Ralph N. Johanson, Jr.

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